Press Information

FOR IMMEDIATE RELEASE
NASDAQ SYMBOL MXIM

Contact:      Alan Hale, Vice President and Chief Financial Officer
                       (408) 737-7600

MAXIM ANNOUNCES RECEIPT OF ADDITIONAL NOTICE
FROM NASDAQ REGARDING STOCK LISTING

Maxim Integrated Products, Inc. (NASDAQ: MXIM) announced that due to its failure to timely file a Form 10-Q with the Securities Exchange Commission (SEC) for its fiscal quarter ended March 24, 2007 as required by Nasdaq Marketplace Rule 4310(c)(14), it received an Additional Staff Determination letter from Nasdaq on May 7, 2007 stating that this filing delinquency will serve as an additional basis for the Nasdaq Listing Qualifications Panel (the "Panel") to consider in the context of the proceedings before the Panel. Timely filing of periodic reports with the SEC is a requirement for continued listing under NASDAQ Marketplace Rule 4310(c)(14).

As previously announced, Maxim was informed by the Nasdaq Listing and Hearing Review Council (the "Listing Council") that it had determined to call the Nasdaq Listing Qualifications Panel's (the "Panel") January 19, 2007 decision (the "Panel Decision") for review, as contemplated by Nasdaq Marketplace Rule 4807(b), and had also stayed any future action by the Panel to suspend Maxim's securities from trading on Nasdaq pending further review by the Listing Council. The Listing Council's action was in response to Maxim's request for it to review the Panel Decision. On May 4, 2007, Maxim submitted additional information to the Listing Council to consider in its review.

Maxim intends to file its Forms 10-K and 10-Q's and restatements to past financial statements and to become current in its filings with the SEC as soon as practicable.

About Maxim

Maxim Integrated Products is a leading international supplier of quality analog and mixed-signal products for applications that require real world signal processing.

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Except for statements of historical fact, the statements in this press release are forward-looking under the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements regarding the Company's intention to file its Form 10-K and 10-Q's, and restatements to past financial statements and to become current in its filings with the SEC as soon as practicable. The forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. The potential risks and uncertainties include, among others, the fact that the SEC inquiry relating to the Company's historical stock option grants and practices is ongoing, that Maxim is unable to predict with certainty when it may be able to file any future SEC reports; uncertainty that the Company can meet the Nasdaq's deadline to be in compliance with all Nasdaq and SEC filing deadlines, and, the possibility that Maxim's common stock will no longer continue to remain listed on Nasdaq; the risk that the review undertaken by the United States Attorney for the Northern District of California relating to the Company's historical stock option grants and practices is ongoing; the risk that the matters described in this press release could divert management's attention from operations; and the fact that expenses arising from the independent stock review and inquiries made by governmental agencies, the restatement, related litigation and other associated activities are expected to be significant.

All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

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